Exhibit 99.1

Alliqua BioMedical, Inc. Appoints Nino Pionati as Chief Strategy and Marketing Officer

LANGHORNE, PA – June 3, 2015 — Alliqua BioMedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced the appointment of Nino Pionati to the position of Chief Strategy and Marketing Officer. The Company also announced that, following a distinguished career in the wound care sector, Chief Marketing Officer, Lori Toner, intends to retire at the end of the month.

“We are excited to be adding Mr. Nino Pionati to our team as our Chief Strategy and Marketing Officer,” said Dave Johnson, the Company’s Chief Executive Officer. “Nino brings over 30 years of experience in new product development, and global product commercialization and marketing expertise across a number of industry leading companies, including Johnson & Johnson, ConvaTec and Bayer.”

“With his multi-faceted experience, Nino will oversee our research and development, reimbursement and marketing efforts as a member of our executive management team. Nino is a proven leader in these areas, and we believe his strategic guidance will further strengthen our executive leadership and direction, helping to ensure the success of our efforts to bring new and innovative products to the marketplace and promote widespread adoption.”

“We at Alliqua BioMedical are also grateful for Lori’s insight and contributions to our commercialization efforts during her time with the Company, and we wish her a happy retirement.”

Nino Pionati joins Alliqua BioMedical from Bayer HealthCare Pharmaceuticals, where he was the Vice President of Marketing for Bayer’s Essure portfolio and a member of the Global Franchise and Women’s Health Care Leadership teams. Prior to joining Bayer, Mr. Pionati spent over 14 years at ConvaTec and Bristol Myers Squibb, where he held several global marketing positions at the corporate level, including President of Global Marketing, Business Development and International and President of the Intercontinental Region. Mr. Pionati also progressed through positions of increasing responsibility during his 13 years at Johnson & Johnson, and co-led the strategic development of internally-backed startup, J & J Independence Technologies, including sales, service, clinical, regulatory and marketing. Mr. Pionati holds an MBA from the University of Pittsburg’s Katz School of Business and a Bachelors of Commerce in Marketing from Concordia University of Montreal.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress

® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company’s Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its  hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on February 24, 2015, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com